UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4301 Vista Road

Pasadena, Texas 77504

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (713) 378-2000

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2012, the Board of Directors of Dynacq Healthcare, Inc. (the “Company”) placed Mr. Philip Chan on paid administrative leave from his position as Chief Financial Officer of the Company. Mr. Chan will remain on administrative leave pending the results of an investigation, as discussed in Item 8.01 below, to be reviewed by the Company’s Board of Directors (the “Board”) not later than August 22, 2012. The Board has appointed Hemant Khemka, the current Controller of the Company, to act as principal financial officer of the Company pending the results of the investigation. Mr. Chan remains a member of the Board.

Item 8.01	Other Events.

On August 8, 2012, the Company announced that, at the request of the Board, it is conducting an internal investigation of the Company’s past business practices, potentially encompassing members of the Board, management and third persons, and related accounting matters. This investigation will be performed at the direction of the Board, who has also engaged outside legal counsel and other outside consultants to assist it in performing its duties. The Company voluntarily disclosed to the Securities and Exchange Commission (the “SEC”) that it is undertaking this review. The Company may incur significant legal, accounting and other professional fees associated with this review.

Because the investigation has only recently been initiated and is ongoing, the Company is currently unable to determine whether any accounting adjustments will be required as a result of the investigation or the extent of any improper activities that might have occurred. Upon completion of the investigation, the Company will provide a public statement as to the results of the investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Dynacq Healthcare, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNACQ HEALTHCARE, INC.

Date: August 9, 2012	By:	/s/ Eric Chan
Eric Chan
Chief Executive Officer